Exhibit 23(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Other Service Providers – Independent Registered Public Accounting Firm” within the Prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information, and to the incorporation by reference of our report dated June 26, 2009, in this Post-Effective Amendment No. 3 to the Registration Statement (Form N-1A No. 333-152915 & 811-22227) and related Prospectus and Statement of Additional Information of IndexIQ ETF Trust.

/s/ ERNST & YOUNG LLP

New York, New York
August 25, 2009